Exhibit 99.1

Press release	Certegy Inc.
11720 Amber Park Drive
Suite 600
Alpharetta, Georgia 30004

Date: April 2, 2004	Phone 678-867-8000
Fax 678-867-8100

Contact: Mary Waggoner
VP—Investor Relations
678-867-8004

FOR IMMEDIATE RELEASE

Certegy to Provide Point-of-Sale Check-Warranty Services to 7-Eleven, Inc.

ALPHARETTA, GA, April 2, 2004 - Certegy Inc. (NYSE:CEY), a leading global payment services provider, today announced a multi-year agreement to provide point-of-sale check warranty services to over 2,000 company-operated 7-Eleven (NYSE:SE) store locations throughout the United States.

Certegy also announced that it will no longer provide risk-decisioning services to 7-Eleven’s Vcom® self-serve financial kiosks, effective in the second quarter of 2004. 7-Eleven will continue to offer the kiosk-based payroll check cashing service, which is currently available at 1,000 locations nationwide.

“7-Eleven is the industry leader in convenience retailing, and we look forward to continuing our relationship by providing check risk-management services at the point of sale,” said Jeff Carbiener, senior vice president and group executive for Certegy Check Services. “The decision to discontinue our payroll check-cashing initiative with Vcom was a mutual agreement between the two companies, and is consistent with Certegy’s strategy to increase our focus on providing cash-access services in the retail, grocery, gaming and financial services industries.”

These developments have no impact on Certegy’s previously disclosed 2004 financial guidance.

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About Certegy Inc.

Certegy (NYSE:CEY) provides credit and debit processing, check risk management and check cashing services, merchant processing and e-banking services to nearly 7,000 financial institutions, 117,000 retailers and 100 million consumers worldwide. Headquartered in Alpharetta, Georgia, Certegy maintains a strong global presence, providing services in the United States, the United Kingdom, Ireland, France, Chile, Brazil, the Dominican Republic, Australia, New Zealand and Thailand. As a leading payment services provider, Certegy offers a comprehensive range of transaction processing services, check risk management solutions and integrated customer support programs that facilitate the exchange of business and consumer payments. Certegy generated over $1.0 billion in revenue in 2003. For more information on Certegy, please visit www.certegy.com.

About 7-Eleven

7-Eleven, Inc. is the premier name and largest chain in the convenience retailing industry. Headquartered in Dallas, Texas, 7-Eleven, Inc. operates or franchises approximately 5,800 7-Eleven® stores in the United States and Canada and licenses approximately 20,000 7-Eleven stores in 17 other countries and U.S. territories throughout the world. During 2003, 7-Eleven stores worldwide generated total sales of more than $36 billion. Find out more online at www.7-Eleven.com.

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Forward Looking Statement

The statements in this release may include forward-looking statements that are based on current expectations, assumptions, estimates, and projections about Certegy and our industry. They are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Certegy’s control that may cause actual results to differ significantly from what is expressed in those statements. Factors that could, either individually or in the aggregate, affect our performance are described in detail in the section entitled “Certain Factors Affecting Forward-Looking Statements” in our 2003 Annual Report on Form 10-K filed on February 17, 2004, with the SEC.